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                                                                     EXHIBIT 3.3


STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 08/21/1997
971281213 - 2788016

                         CERTIFICATE OF INCORPORATION
                                      OF
                     FRANCHISE MORTGAGE ACCEPTANCE COMPANY


FIRST. The name of the corporation is FRANCHISE MORTGAGE ACCEPTANCE COMPANY.

SECOND. The address of the corporations' registered office in the State of Delaware is 15 East North Street, Dover, Delaware 19901. The name of the registered agent at such address is Paracorp Incorporated.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH.    A.   The total number of shares of stock which the corporation shall have the authority to issue is One Hundred Ten Million (110,000,000), divided into One Hundred (100,000,000) shares of Common Stock of the par value of $0.001 per share and Ten Million (10,000,000) shares of Preferred Stock of the par value of $0.001 per share.

           B. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is expressly authorized to fix by resolution(s) the designation of each series of Preferred Stock and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limitation, such provisions as may be desired concerning the dividend rights, the dividend rate, conversion rate, conversion rights, voting rights, rights in terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences and such other subjects or matters as may be fixed by resolution(s) of the Board of Directors under the General Corporation Law of Delaware; and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares of any such series then outstanding). In the event that the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution(s) originally fixing the number of shares of such series. All Preferred Stock of the same series shall be identical in all respects, except for the dates from which dividends, if any, shall be cumulative.

FIFTH. The name and mailing address of the incorporator is Kasey Hannah, 9100 Wilshire Blvd., 8E, Beverly Hills, California 91021.

SIXTH. The Board of Directors of the corporation is expressly authorized to make, alter or repeal by-laws of the corporation, but the stockholders may make additional by-laws and may alter or repeal any by-law whether adopted by them or otherwise.

SEVENTH. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation.

EIGHTH. No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation law, or (iv) for any transaction from which the director derived an improper personal benefit.

       The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is her act and deed and that the facts stated therein are true.

                    /s/  Kasey Hannah, Incorporator
                    --------------------------------------
                    Kasey Hannah, Incorporator